EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 30% Decrease in Second Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – July 31, 2007 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported second quarter net earnings of $242,000, or $0.12 per diluted share, down 29.65% when compared with net earnings of $344,000, or $0.19 per diluted share, in the second quarter of 2006. Despite increased average interest-earning assets, a higher net interest margin, and an increase in non-interest income, second quarter net earnings decreased due to a substantial increase in our provision for loan losses and non-interest expense.

Chief Executive Officer, Paul C. Hudson stated, “Second quarter earnings were negatively impacted by a $115,000 increase in provision for loan losses and a $125,000 expense to settle a personnel matter.” Hudson also stated, “Positive trends in net interest income and non-interest income provide evidence that our retail strategies are working.” He noted that, “Net interest income before provision for loan losses was up 10.42% as compared to the second quarter of 2006, while non-interest income was up 14.95%.” Finally, Hudson stated, “The Bank’s retail strategies contributed to improvements in annualized net interest rate spread, which increased 10 basis points to 3.49% compared to the second quarter of 2006, and loan originations, including purchases, were up 68.42%”.

Second Quarter Results:

•	The annualized net interest rate spread increased 10 basis points to 3.49% in the second quarter of 2007 from 3.39% in the second quarter of 2006;

•

Net interest income before provision for loan losses of $2.7 million in the second quarter of 2007 was up $256,000 from the second quarter of 2006, reflecting a higher level of average interest-earning assets and an improved net interest margin;

•	Loan originations, including purchases, were $32.0 million for the second quarter of 2007, compared with loan originations, including purchases, of $19.0 million for the second quarter of 2006;

•	Provision for loan losses for the second quarter of 2007 was up $115,000 from the second quarter of 2006 due to loan growth;

•	Non-interest income in the second quarter of 2007 was up $42,000 from the second quarter of 2006, primarily reflecting higher retail banking fees in the 2007 period;

•

Non-interest expense in the second quarter of 2007 was up $384,000 from the second quarter of 2006, primarily due to increases in compensation and benefits expense, professional services expense, and other expense, which were partially offset by lower occupancy expense.

•	We do not originate sub-prime loans and we have no sub-prime loans in our portfolio.

Net Interest Income

Net interest income before provision for loan losses of $2.7 million in the second quarter of 2007 was up $256,000, or 10.42%, from the second quarter a year ago. The increase reflected a higher level of average interest-earning assets and improved net interest margin. Interest-earning assets averaged $297.7 million in the current quarter, up $19.5 million, or 7.00%, from the same period a year ago. Annualized net interest rate margin improved 11 basis points to 3.64% in the current quarter from 3.53% a year ago. The annualized net interest rate spread improved 10 basis points to 3.49% in the current quarter from 3.39% a year ago. The overall annualized yield on average interest-earning assets increased 68 basis points to 6.84% in the current quarter from 6.16% a year ago, primarily as a result of the origination of higher yielding loans and the upward repricing of adjustable rate mortgage loans. The annualized yield on average loans improved 66 basis points to 7.21% in the second quarter of 2007 from 6.55% for the same period in 2006. The cost of average interest-bearing liabilities increased 59 basis points to 3.35% as our deposit mix shifted toward higher costing time deposits and our use of overnight FHLB borrowings increased. Most of the increase in interest expense was in interest-bearing time deposits, where average balances increased $18.0 million, or 16.51%, to $127.0 million for the second quarter of 2007, compared to $109.0 million for the same period in 2006. The cost of average deposits increased 60 basis points to 3.07% in the second quarter of 2007 from 2.47% for the same period in 2006. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) for the second quarter of 2007 was 4.14% compared to 4.08% for the second quarter of 2006.

Provision for Loan Losses

During the second quarter of 2007, the provision for loan losses amounted to $164,000 compared to $49,000 a year ago. The $164,000 of loan loss provision was primarily due to increased loan originations/volume as there have been no net charge-offs during the first six months of 2007. At June 30, 2007, the allowance for loan losses was $1.9 million, or 0.73% of total gross loans receivable, compared to $1.7 million, or 0.69% of total gross loans receivable, at year-end 2006.

Non-Interest Income

Non-interest income totaled $323,000 in the second quarter of 2007, up $42,000, or 14.95%, from the second quarter a year ago. The increase was primarily due to higher retail banking fees in the second quarter of 2007 compared to the same quarter in 2006.

Non-Interest Expense

Non-interest expense totaled $2.5 million in the second quarter of 2007, up $384,000, or 18.15%, from the second quarter a year ago. A large portion of the increase was in compensation and benefits expense, which increased $168,000, in the second quarter of 2007 compared to the same quarter in 2006. Approximately $113,000 of the increase in compensation and benefits related to annual pay increases and the addition of experienced management and staff in the latter half of 2006. Other significant increases in non-interest expense between second quarters include a $25,000 increase in professional services expense, of which $17,000 was due to higher legal expenses, and a $189,000 increase in other expense, primarily due to a $125,000 expense in the second quarter of 2007 to settle a personnel matter and increases in donations, sponsorships, promotion and losses on checking accounts.

Income Taxes

The effective tax rate was 34.77% for the second quarter 2007 compared to 39.86% for the second quarter 2006.

Assets, Loan Originations, Deposits and Borrowings

At June 30, 2007, assets totaled $317.8 million, up $16.8 million, or 5.59%, from year-end 2006. During the first half of 2007, net loans, including loans held for sale, increased $16.3 million and securities available for sale increased $4.9 million, while securities held to maturity decreased $3.8 million and cash and cash equivalents decreased $0.7 million.

Loan originations, including purchases, for the six months ended June 30, 2007 totaled $53.5 million, up $20.3 million, or 61.14%, from $33.2 million a year ago. The strong growth in loan originations was tempered by a high level of loan repayments, including loan sales, which amounted to $36.8 million for the six months ended June 30, 2007 compared to $32.3 million for the same period a year ago.

Deposits totaled $229.0 million at June 30, 2007, up $7.6 million, or 3.42%, from year-end 2006. During the first half of 2007, our certificates of deposit increased $11.9 million while our core deposits (NOW, demand, money market and passbook accounts) decreased $4.3 million. A substantial portion of the increase in certificates of deposit was from brokered deposits. At June 30, 2007, core deposits represented 41.74% of total deposits compared to 45.11% at December 31, 2006 and 47.08% at June 30, 2006.

Since the end of 2006, FHLB borrowings increased $8.6 million, or 17.24%, to $58.6 million at June 30, 2007 from $50.0 million at December 31, 2006, primarily due to strong loan growth financing needs.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, totaled $477,000 at June 30, 2007 compared to $34,000 at December 31, 2006, or 0.15% and 0.01% of total assets, at those respective dates.

For the quarter ended June 30, 2007, the Company’s annualized return on average equity decreased to 4.69% compared to 7.50% for the same period in 2006. Contributing to the decrease in the annualized return on average equity are lower net earnings this quarter and the sale of 145,000 shares of the Company’s Common Stock to Cathay General Bancorp in May 2006 which resulted in higher average equity for the second quarter of 2007 than in the second quarter of 2006. The annualized return on average assets decreased to 0.31% for the second quarter of 2007 compared to 0.48% for the same period in 2006. The efficiency ratio increased to 82.37% for the second quarter of 2007 compared to 77.31% for the same period in 2006. Our annualized return on average assets and efficiency ratio were negatively impacted by the substantial increase in our provision for loan losses and non-interest expense.

At June 30, 2007, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Cash	$4,578	$5,310
Securities available for sale, at fair value	4,852	—
Securities held to maturity	31,969	35,793
Loans receivable held for sale, at lower of cost or fair value	2,498	—
Loans receivable, net of allowance of $1,914 and $1,730	261,470	247,657
Accrued interest receivable	1,606	1,476
Federal Home Loan Bank (FHLB) stock, at cost	2,773	2,490
Office properties and equipment, net	5,305	5,263
Bank owned life insurance	2,187	2,138
Other assets	573	868

Total assets	$317,811	$300,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$229,047	$221,467
Federal Home Loan Bank advances	58,600	49,985
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	491	588
Deferred income taxes	809	855
Other liabilities	1,938	2,075

Total liabilities	296,885	280,970

Stockholders’ Equity:
Preferred, non-cumulative, and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2007 and December 31, 2006	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at June 30, 2007 and December 31, 2006; outstanding 1,691,606 shares at June 30, 2007 and 1,637,415 shares at December 31, 2006	20	20
Additional paid-in capital	12,624	12,829
Accumulated other comprehensive loss, net of taxes	(69)	—
Retained earnings-substantially restricted	12,625	12,169
Treasury stock-at cost, 322,336 shares at June 30, 2007 and 376,527 shares at December 31, 2006	(4,276)	(4,995)

Total stockholders’ equity	20,926	20,025

Total liabilities and stockholders’ equity	$317,811	$300,995

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Interest on loans receivable	$4,570	$3,738	$8,975	$7,291
Interest on mortgage-backed securities	416	430	817	896
Interest on investment securities	25	18	50	36
Other interest income	78	97	162	191

Total interest income	5,089	4,283	10,004	8,414

Interest on deposits	1,730	1,285	3,338	2,474
Interest on borrowings	647	542	1,237	1,105

Total interest expense	2,377	1,827	4,575	3,579

Net interest income before provision for loan losses	2,712	2,456	5,429	4,835
Provision for loan losses	164	49	184	49

Net interest income after provision for loan losses	2,548	2,407	5,245	4,786

Non-interest income:
Service charges	284	228	559	459
Gain on sale of loans held for sale	9	—	15	—
Gain (loss) on sale of securities	(1)	—	(1)	12
Other	31	53	67	75

Total non-interest income	323	281	640	546

Non-interest expense:
Compensation and benefits	1,391	1,223	2,819	2,437
Occupancy expense, net	276	309	536	619
Information services	173	153	334	304
Professional services	171	146	316	225
Office services and supplies	137	122	254	226
Other	352	163	542	303

Total non-interest expense	2,500	2,116	4,801	4,114

Earnings before income taxes	371	572	1,084	1,218
Income taxes	129	228	398	486

Net earnings	$242	$344	$686	$732

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(108)	$—	$(115)	$—
Reclassification of realized net loss included in net earnings	—	—	—	—
Income tax effect	43	—	46	—

Other comprehensive income (loss), net of tax	(65)	—	(69)	—

Comprehensive earnings	$177	$344	$617	$732

Net earnings	$242	$344	$686	$732
Dividends paid on preferred stock	(32)	(29)	(64)	(49)

Earnings available to common shareholders	$210	$315	$622	$683

Earnings per share-basic	$0.13	$0.20	$0.38	$0.44
Earnings per share-diluted	$0.12	$0.19	$0.35	$0.41
Dividends declared per share-common stock	$0.05	$0.05	$0.10	$0.10
Basic weighted average shares outstanding	1,654,028	1,561,213	1,645,779	1,557,946
Diluted weighted average shares outstanding	1,787,105	1,701,864	1,781,442	1,665,161

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of June 30,
	2007	2006
Regulatory Capital Ratios:
Core Capital	7.85%	7.99%
Tangible Capital	7.85%	7.99%
Tier 1 Risk-Based Ratio	10.63%	12.02%
Total Risk-Based Capital	11.43%	12.80%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	0.18%	0.05%
Non-performing assets as a percentage of total assets	0.15%	0.04%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	0.73%	0.66%
Allowance for loan losses as a percentage of non-performing loans	401.26%	1,354.95%
Allowance for losses as a percentage of non-performing assets	401.26%	1,354.95%
Non-performing assets:
Non-accrual loans	$477	$111

Total non-performing assets	$477	$111

	Three Months ended June 30,				Six Months ended June 30,
	2007		2006		2007		2006
Performance Ratios:
Return on average assets	0.31	%(A)	0.48	%(A)	0.45	%(A)	0.51	%(A)
Return on average equity	4.69	%(A)	7.50	%(A)	6.71	%(A)	8.26	%(A)
Average equity to average assets	6.70%		6.41%		6.70%		6.18%
Non-interest expense to average assets	3.25	%(A)	2.96	%(A)	3.15	%(A)	2.87	%(A)
Efficiency ratio (1)	82.37%		77.31%		79.11%		76.45%
Net interest rate spread (2)	3.49	%(A)	3.39	%(A)	3.53	%(A)	3.33	%(A)
Net interest rate margin (3)	3.64	%(A)	3.53	%(A)	3.68	%(A)	3.46	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Total assets	$317,811	$284,048	$317,811	$284,048
Total gross loans, including loans held for sale	$265,882	$228,864	$265,882	$228,864
Total equity	$20,926	$19,139	$20,926	$19,139
Average assets	$308,068	$286,110	$305,270	$286,980
Average loans	$253,368	$228,304	$250,703	$227,650
Average equity	$20,643	$18,342	$20,440	$17,731
Average interest-earning assets	$297,696	$278,233	$294,966	$279,167
Average interest-bearing liabilities	$283,918	$264,324	$281,261	$265,478
Net income	$242	$344	$686	$732
Total income	$3,035	$2,737	$6,069	$5,381
Non-interest expense	$2,500	$2,116	$4,801	$4,114
Efficiency ratio	82.37%	77.31%	79.11%	76.45%
Non-accrual loans	$477	$111	$477	$111
ALLL	$1,914	$1,504	$1,914	$1,504
Interest income	$5,089	$4,283	$10,004	$8,414
Interest expense	$2,377	$1,827	$4,575	$3,579
Net interest income	$2,712	$2,456	$5,429	$4,835